Exhibit 99.1

News Release From Lifeline Systems, Inc.

Contact: Mark Beucler Vice President, Finance, Chief Financial Officer and Treasurer (508) 988-3200 Email: mbeucler@lifelinesys.com	FOR IMMEDIATE RELEASE

Lifeline Systems Achieves Subscriber Milestone Following 10 Percent

Revenue Growth in Second Quarter

Company’s Centrally-Monitored Subscribers Exceed 400,000

FRAMINGHAM, Mass. – July 14, 2004 – Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, today announced its financial results for the second quarter ended June 30, 2004.

Lifeline reported GAAP net income for the second quarter of 2004 of $2.6 million, or $0.18 per diluted share, consistent with the second quarter of 2003 of $2.6 million, or $0.19 per diluted share. After excluding the impact of a non-recurring pre-tax gain of $0.7 million in the second quarter of 2003 which represented a one-time settlement from a previous vendor, net income for the second quarter of 2004 increased 19 percent from the year-earlier $2.2 million, or $0.16 per diluted share. Total revenues for the second quarter of 2004 grew 10 percent to $31.5 million, from $28.6 million a year earlier. Quarterly service revenues increased 14 percent year-over-year to $25.3 million from $22.2 million and product revenues were even at $6.0 million for both second quarters. It has been the Company’s plan to gradually shift its revenue mix to a recurring service revenue model from traditional product sales.

Comments on Second-Quarter Performance

“We achieved continued increases during the second quarter in each of our key growth metrics,” said Ron Feinstein, president and chief executive officer of Lifeline. “Our subscriber

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Lifeline Systems Achieves Subscriber Milestone Following 10 Percent Revenue Growth in Second Quarter

count, the average length of time that a subscriber stays on Lifeline’s service and average monthly revenue per subscriber all showed increases over the prior year second quarter. The incremental operating cash flow generated by these achievements contributed to our strong balance sheet, which now includes approximately $32.0 million in cash and no debt.

“The net addition of more than 17,000 subscribers during the first half of 2004 approaches the 20,000 that we signed up during all of 2003. This growth benefited from the increased effectiveness of our healthcare direct marketing campaign. As we gain proficiency and make greater use of our direct marketing analytical tools, we expect to further decrease campaign production costs, grow our qualified database and add more subscribers.

“Lifeline continued its service and process improvement initiatives centered on increasing the lifetime value of a subscriber by accelerating activations, postponing deactivations and increasing operating margins.

Senior Living Acquisition

“One of our longer-term initiatives is to become a leading provider of emergency response systems to the Senior Living industry. To further develop our Senior Living business, we recently acquired PROTECT Emergency Response Systems, a 20-year-old California-based company. PROTECT expands our product line, broadens our addressable Senior Living market, and brings Lifeline an installed base of Senior Living customers in more than 40 states,” added Feinstein.

Six-Month Results

For the six months ended June 30, 2004, Lifeline reported net income of $4.8 million, or $0.34 per diluted share, an increase of 10 percent from $4.4 million, or $0.33 per diluted share, for the first six months of 2003. Excluding the aforementioned non-recurring gain in 2003, net income for the first half of 2004 increased by 19 percent over the first half of the prior year. Total revenues for the first half of 2004 rose 13 percent to $62.5 million from $55.4 million for the comparable period in 2003. Service revenues for the first six months increased 14 percent year-over-year to $50.0 million from $43.7 million and product revenues increased eight percent to $12.0 million from $11.1 million in the first half of 2003.

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Lifeline Systems Achieves Subscriber Milestone Following 10 Percent Revenue Growth in Second Quarter

Comments on Outlook

“Earlier this year, we celebrated our 30th anniversary as a company, and this quarter our centrally-monitored subscriber base grew to more than 400,000,” said Feinstein. “Looking ahead, we remain committed to executing on our complementary growth initiatives to further enlarge our subscriber base, extend the average length of time that subscribers are on the service and increase average monthly revenue per subscriber. With continued subscriber growth, we expect to leverage the fixed-cost advantages that our scaleable call centers provide to further increase our bottom line.”

About the Second-Quarter Conference Call

The financial information contained in this news release will be posted on the “News Releases” page of the Investor Relations section of Lifeline’s website at www.lifelinesys.com.

Lifeline will webcast its quarterly conference call over the Internet at 11:00 a.m. ET tomorrow, Thursday, July 15. On the conference call, Lifeline CEO Ron Feinstein and CFO Mark Beucler will summarize the Company’s second-quarter 2004 financial results, review business and operations highlights from the quarter and discuss Lifeline’s strategic direction and growth initiatives for 2004. Those who wish to listen to the live broadcast should visit the Investor Relations section of the Company’s website at www.lifelinesys.com at least 15 minutes prior to the event and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

Lifeline’s second-quarter conference call also can be heard live by dialing (800) 500-3792 at least five minutes prior to the call. The international dial-in number is (719) 457-2734. A replay of the call will be available from 2:00 p.m. ET on Thursday, July 15, through midnight ET Wednesday, July 21. To access the replay, dial (888) 203-1112 (US) or (719) 457-0820 (International). The confirmation code is 170671.

About Lifeline Systems, Inc.

Established in 1974, Lifeline Systems is the leading provider of personal response services and emergency call systems in the United States and Canada. As of June 30, 2004, the Company

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Lifeline Systems Achieves Subscriber Milestone Following 10 Percent Revenue Growth in Second Quarter

supported more than 400,000 subscribers from its response centers in Massachusetts, Ontario and Quebec. Lifeline also supplies emergency response equipment and services to owners and developers of independent living, assisted living and continuing care retirement communities across North America. To people who live alone or in senior living communities, the Company provides reassurance and peace of mind with dedicated, well-trained people, advanced technology and a nationwide support structure to achieve service excellence. The Company is committed to affording its subscribers and residents the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems visit: www.lifelinesys.com.

Safe Harbor Language

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, including those concerning Lifeline’s ability to enlarge its subscriber base, expand average subscription length, increase average monthly revenue per subscriber and increase the Company’s bottom line, are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the risk of integration of the PROTECT Emergency Response Systems acquisition, the risk that PROTECT will not broaden Lifeline’s addressable Senior Living market or increase its installed customer base, the risk of adjustment to Lifeline’s quarterly and annual financial statements upon review or audit, the risk that the Company’s direct marketing competencies will not be successful in generating incremental revenue and profitability, the risk that a decline in the Lifeline’s product revenues will not be offset by an increase in service revenues, the risk that the Company will not be able to grow its subscriber base served by its monitoring centers by an amount which exceeds the number of subscribers lost, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.

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LIFELINE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues
Services	$25,299	$22,225	$49,975	$43,652
Net product sales	5,984	5,999	12,004	11,073
Finance and rental income	232	345	486	646

Total revenues	31,515	28,569	62,465	55,371

Costs and expenses
Cost of services	12,620	11,935	25,460	23,817
Cost of sales	2,042	1,906	4,211	3,499
Selling, general and administrative	11,996	10,719	23,786	20,569
Research and development	540	470	1,050	975
Non-recurring item	—	(700)	—	(700)

Total costs and expenses	27,198	24,330	54,507	48,160

Income from operations	4,317	4,239	7,958	7,211
Other income, net	92	113	155	170

Income before taxes	4,409	4,352	8,113	7,381
Provision for income taxes	1,808	1,742	3,326	2,953

Net income	$2,601	$2,610	$4,787	$4,428

Net income per weighted average share:
Basic	$0.19	$0.20	$0.36	$0.34

Diluted	$0.18	$0.19	$0.34	$0.33

Weighted average shares:
Basic	13,587	13,082	13,474	13,034

Diluted	14,148	13,666	14,045	13,520

LIFELINE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,941	$21,356
Accounts receivable, net	10,663	10,586
Inventories	5,489	5,945
Net investment in sales-type leases	1,993	2,234
Prepaid expenses and other current assets	2,065	3,238
Prepaid income taxes	1,708	1,708
Deferred income taxes	1,824	1,805

Total current assets	55,683	46,872

Property and equipment, net	32,399	33,905
Net investment in sales-type leases	4,259	4,488
Goodwill	8,086	7,996
Other intangible assets, net	12,131	7,964
Other assets	134	242

Total assets	$112,692	$101,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,494	$1,870
Accrued expenses	4,448	4,269
Accrued payroll and payroll taxes	4,285	5,511
Accrued income taxes	2,502	—
Deferred revenues	1,001	1,001
Other current liabilities	1,461	725

Total current liabilities	17,191	13,376

Deferred income taxes	7,599	7,635
Other non-current liabilities	925	1,230

Total liabilities	25,715	22,241

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.02 par value, 50,000,000 shares authorized, 13,776,925 shares issued and outstanding at June 30, 2004 and 13,408,094 shares issued and outstanding at December 31, 2003	275	268
Additional paid-in capital	28,306	25,291
Retained earnings	58,622	53,835
Less: Unearned compensation	(547)	(622)
Accumulated other comprehensive income-cumulative translation adjustment	321	454

Total stockholders’ equity	86,977	79,226

Total liabilities and stockholders’ equity	$112,692	$101,467